EXHIBIT 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (“WMMSC”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), as Master Servicer pursuant to the Pooling and Servicing Agreement dated as of July 1, 2006 (the “Servicing Agreement”) by and between the Depositor, the Servicer, WMMSC, LaSalle Bank, National Association, as Trustee, and Christiana Bank & Trust Company, as Delaware Trustee, and as Administrative Agent pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and WMMSC the following with respect to Washington Mutual Mortgage Pass-Through Certificates WMALT Series 2006-6 Trust for the 2006 fiscal year  (the “Relevant Year”):

1.                  A review of the activities of the Master Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.                  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of February 22, 2007.

/s/ Barbara Campbell ___________________________________________ Name: Barbara Campbell Title: First Vice President